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EXHIBIT 23m

Stratton Management Company
Plymouth Meeting Executive Campus
610 W. Germantown Pike, Suite 300
Plymouth Meeting, PA 19462



Gentlemen:

     Stratton Management Company (the ?Company?) hereby offers to purchase 7,000 shares of Class B Common Stock (the ?Shares?) of The Stratton Funds, Inc. (the ?Corporation?) representing interests in its Stratton Special Value Fund (the
?Fund?) at a purchase price of $15.00 for a total of $105,000.   The Company
will purchase Shares in a private offering prior to the effectiveness of the Form N-1A registration statement filed by the Corporation under the Securities Act of 1933. The Shares are being purchased pursuant to Section 14 of the Investment Company Act of 1940, as amended, to serve as the seed money for the Fund prior to the commencement of the public offering of its shares.


     Please register the shares in the account of:
     Stratton Management Company
     Plymouth Meeting Executive Campus
     610 W. Germantown Pike, Suite 300
     Plymouth Meeting, PA 19462


I consent to the filing of this Investment Letter as an exhibit to the Form N-1A registration statement of the Corporation.


                                    Sincerely,

                                    /s/ James W. Stratton
                                    James W. Stratton, President


Accepted and agreed to this 9th day of December, 1997.


                                    THE STRATTON FUNDS, INC.
                                    By: Frank H Reichel III